EXHIBIT 99.1

TOMI ENVIRONMENTAL SOLUTIONS ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THIRD QUARTER 2024 WITH CONTINUED PROFITABILITY AND GLOBAL MARKET EXPANSION

FREDERICK, MD, Oct. 28, 2024 (GLOBE NEWSWIRE) — TOMI Environmental Solutions, Inc.® (“TOMI” or the “Company”) (NASDAQ: TOMZ), a global company specializing in disinfection and decontamination, today announced  preliminary financial results for Q3 2024, marking strong growth and two consecutive quarters of profitability.

TOMI is expecting a 73% increase in revenue for the three months ended September 30, 2024 compared to the same period in 2023, along with a 14.5% increase for the first nine months of 2024 (YTD) as compared to the same period in 2023.  Furthermore, as compared to the same period in 2023, BIT Solution sales are expected to increase 13% YTD and SteraMist mobile equipment sale is expected to increase by 90% YTD.  The Company expects to report positive net income for the quarter.

As previously announced, the Company expects to report its full third quarter 2024 financial results after the close of the financial markets on Wednesday, October 30, 2024, and will hold a conference call at 4:30 p.m. ET that day.  The financial results in this press release are preliminary and subject to the completion of accounting and review procedures and are therefore subject to adjustment.

A key sales highlight during the quarter was the Company’s expansion into India, a focus in TOMI’s global expansion strategy. “India is an important new market for us, and securing a foothold in such a competitive market highlights the strength of SteraMist iHP technology,” said E.J. Shane, COO of TOMI.   “Furthermore, one of our key customers expanded their use of SteraMist iHP to a facility in South Africa, their fourth location in addition to facilities in Chile, Portugal, and Brazil.  This customer is a global healthcare company that specializes in medicines for infusion, transfusion, and clinical nutrition, and we believe our continuing partnership will present additional opportunities for TOMI’s business development teams, who are actively pursuing additional facility deployments with this customer worldwide.”

TOMI is also advancing into the consumer healthcare market through partnerships with industry leaders such as Edgewell Personal Care and Reckitt Benckiser Group PLC.   “Working with these partners demonstrates the versatility of SteraMist across industries. We are unlocking new markets while continuing to serve our core segments,” added Dr. Halden S. Shane, CEO of TOMI. “We are expecting to report a 230% increase in international sales in Q3 2024 over Q3 2023, contributing to an 82% increase in international sales YTD. TOMI’s international expansion through our strengthened strategic partnerships position us as a disruptive force in the global disinfection market.  Going forward, we remain focused on driving aggressive international growth and launching new products and programs while managing expenses. This disciplined approach contributed to the strength of the quarter and we remain keenly focused on continuing to delivering organic growth and profitability going forward,” stated Dr. Shane.

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TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ: TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology ® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage hydrogen peroxide as its only active ingredient and uses patented ionized Hydrogen Peroxide (iHP™) technology in all SteraMist systems to create superior disinfection. TOMI products are designed to service a broad spectrum of use sites, including, but not limited to, hospitals and medical facilities, biosafety labs, pharmaceutical facilities, commercial and office buildings, schools, restaurants, meat and produce processing facilities, and police and fire departments.

For additional information, please visit http://www.steramist.com/ or contact us at info@tomimist.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, preliminary financial results for Q3 and our ability to expand international sales and market opportunities. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to maintain and manage growth and generate sales, our reliance on a single or a few products for a majority of revenues; the general business and economic conditions; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

INVESTOR RELATIONS CONTACT:

John Nesbett/Rosalyn Christian

IMS Investor Relations

tomi@imsinvestorrelations.com

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